Exhibit 99.3

Paragon Offshore plc 3151 Briarpark Drive Suite 700 Houston, Texas 77042

PRESS RELEASE

PARAGON OFFSHORE ANNOUNCES AGREEMENT IN PRINCIPLE FOR REVISED RESTRUCTURING AGREEMENT WITH BONDHOLDERS AND REVOLVER BANKS

•                  Further enhances liquidity and strengthens balance sheet by allowing Paragon to retain $60 million of additional cash

•                  Lowers minimum liquidity covenant

•                  Extends net leverage ratio and interest coverage covenant relief to first quarter of 2019 and reduces covenants thereafter

•                  Existing equity holders will retain 53% of equity

•                  Noble Corporation agreement remains in place with certain modifications

•                  No change to treatment for Term Loan Lenders

HOUSTON, August 8, 2016 — Paragon Offshore plc (“Paragon” or the “company”) (OTC: PGNPQ) announced today that it had reached an agreement in principle with an ad hoc committee of holders of Paragon’s 6.75% senior unsecured notes maturing July 2022 and 7.25% senior unsecured notes maturing August 2024 (together, the “Senior Unsecured Notes,” and such holders, the “Bondholders”) and a steering committee of certain lenders under Paragon’s Senior Secured Revolving Credit Agreement (the “Revolving Credit Agreement” and such lenders, the “Revolver Lenders”) for an Amended Plan Support Agreement, to be dated as of August 5, 2016 (the “Amended PSA”), to support a revised plan of reorganization (the “Revised Plan”) under chapter 11 of the United States Bankruptcy Code. The Company has received, in escrow, signatures to the Amended PSA from holders of approximately 69% in principal amount of Senior Unsecured Notes subject to receipt of signatures from holders of a majority of the loans under the Revolving Credit Agreement.  The Company is in the process of seeking the requisite signatures to the Amended PSA from the Revolver Lenders and based on conversations as of Friday, August 5, the company believes it will receive the requisite signatures shortly.  In order for the amendment to the Revolving Credit Agreement to be effective, the Company will require the unanimous consent of the Revolver Lenders.  If the Company does not obtain such consent, it will consider a revised amendment to the plan of organization with regard to the treatment of the Revolver Lenders.

Additionally, on Friday, August 5, 2016, Paragon filed a Disclosure Statement Supplement, (the “Supplement”) which includes a downside sensitivity analysis (the “Downside Sensitivity”). The company’s base business plan (the “Base Business Plan”) provided in the filing entitled “Disclosure Statement for Second Amended Joint Chapter 11 Plan of Paragon Offshore PLC and its Affiliated Debtors” dated April 19, 2016 remains the same. The Downside Sensitivity includes the company’s actual financial results through June 2016, which have been better than originally anticipated.

Randall D. Stilley, President and Chief Executive Officer of Paragon, said, “During the course of the confirmation hearing for our initial restructuring plan, certain feasibility-related issues arose and the court expressed certain concerns.  To address those concerns, the company prepared a downside sensitivity case to the projections and then, through discussions with the Bondholders and Revolver Lenders, we developed the Revised Plan that allows us to retain more cash in the near term while improving our longer-term potential.”

“Once again, the negotiations were complex and the decision to offer additional equity to our Bondholders was not taken lightly.  Nevertheless, we believe that this Revised Plan, which includes concessions from the company as well as the Bondholders and Revolver Lenders, is a positive outcome for all stakeholders, including equity holders.  If, as we expect, we deliver results consistent with those projected in the Base Business Plan, the additional liquidity and covenant relief will make the company even stronger.  However, in the event that our Downside Sensitivity materializes, the increased liquidity and relaxed covenants will help ensure Paragon can survive in a lower-for-much-longer environment.”

Mr. Stilley continued, “We believe the changes we have made in the Revised Plan increase the likelihood that our restructuring plan will be confirmed, which will allow us to quickly complete the restructuring process as a company well-positioned to create long-term shareholder value.”

Changes Under the Revised Plan

Revolving Credit Agreement

Under the terms of the Revised Plan, the Revolving Credit Agreement will still be modified to include a $165 million cash paydown with the balance of approximately $631 million, including approximately $87 million of outstanding letters of credit, converted to a term loan due in 2021 at an interest rate of LIBOR plus 4.50% with a 1.00% LIBOR floor.  However, under the Revised Plan, the minimum liquidity covenant will be reduced from $110 million to $103 million and the holiday on the maximum net leverage ratio and the minimum interest coverage ratio financial covenants will be extended to the first quarter of 2019 when they will be reintroduced with a cushion versus the company’s Downside Sensitivity projections.  While the full details of the Revised Plan can be found in the company’s filings with the Bankruptcy court and in the current report on Form 8-K that the company expects to file today, a summary of certain key differences between the original plan filed on February 12, 2016 (the “Original Plan”) and the Revised Plan is below:

Element	Original Plan	Revised Plan

Cash to Revolver Lenders	$165 Million	$165 Million

Balance to be converted to new term loan including ~$87 MM of outstanding letters of credit	$631 Million	$631 Million

Minimum liquidity covenant to be maintained at all times	$110 Million	$103 Million

Re-introduction of net leverage ratio and interest coverage ratio covenants	First quarter 2018	First quarter 2019

Initial maximum net leverage ratio covenant (higher is better)	5.50X	6.35X

Initial minimum interest coverage covenant (lower is better)	2.75X	2.30X

Bondholder Agreement

Under the Revised Plan, the Bondholders will collectively receive $285 million of cash, or $60 million less than in the Original Plan.  The contingency payment provisions in the Original Plan for 2016 and 2017 have been eliminated under the Revised Plan.  In exchange, Paragon will issue a $60 million note due 2021 (the “Bondholder Note”) to Bondholders.  The Bondholder Note will bear interest, payable semiannually, at 12% per annum if paid in cash or equity, or 15% per annum if paid-in-kind.  Additionally, the equity ownership of the Bondholders will increase from 35% to 47% (on a pro forma basis after giving effect to the transactions contemplated by the Revised Plan), which still allows existing shareholders to retain a majority of the equity in the company.  While the full details of the Revised Plan can be found in the company’s filings with the Bankruptcy court and in the current report on Form 8-K that the company expects to file today, a summary of certain key differences between the Original Plan and the Revised Plan is below:

Element	Original Plan	Revised Plan

Total bond debt eliminated	$984 Million	$984 Million

Cash to Bondholders	$345 Million	$285 Million

Common equity to be issued to Bondholders	35%	47%

Common equity to be retained by existing shareholders	65%	53%

Approximate shares outstanding on the effective date (based on 87.9 million shares as of June 30, 2016)	135.1 million	165.7 million

Contingency payments	2016: $20 Million 2017: $15 - $30 Million	None

Bondholder Note payable	None	$60 Million due 2021 (See details in text)

Entitled to appoint an additional Paragon board member?	Yes - 1	Yes - 1

Settlement With Noble Corporation

Under the Revised Plan, the definitive settlement agreement (the “Noble Agreement”) between Paragon and Noble Corporation (“Noble”) (NYSE: NE) remains in place with certain modifications.  Under the terms of the Noble Agreement, Noble will provide direct bonding in fulfillment of the requirements necessary to challenge tax assessments in Mexico relating to the Paragon Business for the tax years 2005 through 2010.

In addition, in connection with the Revised Plan, Noble has agreed that in lieu of cash, Paragon may pay to Noble any taxes owed under the Noble Agreement relating to Mexican taxes under the amended and restated tax sharing agreement between Paragon and Noble via a note (the “Paragon Note”) up to a maximum value of $5 million, potentially enabling the company to preserve additional cash during the course of the downturn.  If issued, the Paragon Note would be due four years following the effective date of Paragon’s restructuring.  There would be no amortization required, but interest would be borne at the same rates as the Bondholder Note and Noble would be entitled to quarterly interest payments with Paragon having the option to pay in cash at an interest rate of 12% or in-kind at an interest rate of 15%.

Anticipated Process and Schedule

On August 16, 2016, a hearing will be held in the U.S. Bankruptcy Court to approve the Supplement.  Assuming the Supplement is approved by the court, the company will begin solicitation of the Revolver Lenders and Bondholders to approve the Revised Plan.  Because this is a revision to the Original Plan, this solicitation is considered a continuance of the original vote and only those holders of record as of April 6, 2016 will be entitled to vote on the Revised Plan.  More than 99% of the Bondholders and 100% of the Revolver Lenders voted to approve the Original Plan.

A hearing is scheduled for September 8, 2016 for the court to hear further testimony regarding the Noble Settlement.  The confirmation hearing is expected to resume on September 27, 2016 and conclude by the end of September, after which the judge is expected to make his ruling.  Paragon expects to emerge from its bankruptcy process in October.

Additional Information

Details of the agreements described herein and copies of the Amended Plan and Disclosure Statement Supplement can be found in the Current Report on Form 8-K that  the company expects to file today.  Additional information will be available on Paragon’s website at www.paragonoffshore.com or by calling Paragon’s Restructuring Hotline at 1-888-369-8935.

Weil, Gotshal & Manges LLP is serving as legal counsel to Paragon and Lazard is serving as financial advisor.

Forward-Looking Disclosure Statement

This document contains forward-looking statements. Statements regarding any agreements reached with debtholders and Noble, including the Amended PSA, the Noble Agreement, Paragon’s ability to obtain the requisite signatures to the PSA Amendment from the Revolver Lenders and to implement the proposed transaction set forth under the Revised Plan, Paragon’s capital structure and competitive position following emergence from bankruptcy, the bankruptcy process including timing and steps, and implications for shareholders, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to risks associated with the general nature of the oil and gas industry, actions by regulatory authorities, customers and other third parties, and other factors detailed in the “Risk Factors” section of Paragon’s annual report on Form 10-K for the fiscal year ended December 31, 2015, Paragon’s most recently filed report on Form 10-Q, and in Paragon’s other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

About Paragon Offshore

Paragon is a global provider of offshore drilling rigs.  Paragon’s operated fleet includes 34 jackups, including two high specification heavy duty/harsh environment jackups, four drillships, and two semisubmersibles.  Paragon’s primary business is contracting its rigs, related equipment and work crews to conduct oil and gas drilling and workover operations for its exploration and production customers on a dayrate basis around the world. Paragon’s principal executive offices are located in Houston, Texas. Paragon is a public limited company registered in England and Wales with company number 08814042 and registered office at 20-22 Bedford Row, London, WC1R 4JS, England. Additional information is available at www.paragonoffshore.com.

For additional information, contact:

For Investors	Lee M. Ahlstrom
& Media:	Senior Vice President — Investor Relations, Strategy and Planning
+1.832.783.4040